UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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INSIGHT ENTERPRISES, INC.

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INSIGHT ENTERPRISES, INC.
1305 West Auto Drive
Tempe, Arizona 85284
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
May 6, 2008
TO OUR STOCKHOLDERS:
You are cordially invited to attend the Insight Enterprises, Inc. 2008 annual meeting of stockholders on Tuesday, May 6, 2008, at 11:00 a.m. Mountain Standard Time, at our corporate headquarters, 1305 West Auto Drive, Tempe, Arizona 85284, for the following purposes:
(1)	To elect three Class II directors to serve until the 2011 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.
These items are more fully described in the following pages, which are made part of this notice.
Each outstanding share of our common stock entitles the holder of record at the close of business on March 10, 2008 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report to stockholders is enclosed.

By Order of the Board of Directors,
/s/ Steven R. Andrews
Steven R. Andrews
General Counsel and Secretary

Tempe, Arizona
March 31, 2008
YOU MAY VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF INSIGHT ENTERPRISES, INC. OR BY SUBMITTING ANOTHER TIMELY PROXY BY TELEPHONE, INTERNET OR MAIL. IF YOU ARE PRESENT AT THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, AND THE PROXY WILL NOT BE USED. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS USED BY THAT BROKER OR CUSTODIAN.

INSIGHT ENTERPRISES, INC.
1305 West Auto Drive
Tempe, Arizona 85284
PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS
May 6, 2008
This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Insight Enterprises, Inc. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “Insight” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about March 31, 2008.
GENERAL INFORMATION

Who can vote?	You are entitled to vote your common stock if our records showed that you held your shares as of March 10, 2008, the record date for our meeting. At the close of business on that date, 48,804,138 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential. We use our transfer agent to tabulate votes, but we will not disclose your vote to others.

How do I vote?	If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone or over the Internet. To vote by mail you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 5, 2008. The enclosed proxy card contains instructions for telephone and Internet voting. Of course, you can always come to the meeting and vote your shares in person.

How may I revoke my	You may revoke your proxy instructions by any of the following procedures:
proxy instructions?
1. Send us another signed proxy with a later date;

2. Send a letter to our Corporate Secretary revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

3. Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board of Directors. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy, but are not counted for purposes of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority.

May I attend the annual meeting?	If you are a holder of record, you may attend the annual meeting. If you plan to attend the annual meeting, please indicate this when you vote. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from the registered holder before the annual meeting.

What vote is required?	Each of the three nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means a majority of the votes voted “for” a director must exceed the number of votes cast against that director. Votes cast shall exclude abstentions with respect to that director’s election. Any director who is not elected by majority vote shall offer to tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. In the event of a contested election, directors who receive the most votes will be elected.

The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm will be adopted upon the affirmative vote of the majority of shares voting on the proposal.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We have retained Georgeson Inc. to assist us in the distribution and solicitation of proxies. We will pay approximately $10,000, plus reimbursement of out-of-pocket expenses, to Georgeson for its services.

Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, Steven R. Andrews, at (480) 333-3049.

How may I receive a copy of Insight’s annual report on Form 10-K?	A copy of our annual report on Form 10-K for the year ended December 31, 2007 is enclosed. Insight will mail without charge, upon written request another copy of our annual report on Form 10-K for the year ended December 31, 2007, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284. Our annual report on Form 10-K is also available at www.insight.com.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are three Board nominees for re-election to our Board this year: Richard A. Fennessy; Larry A. Gunning; and Robertson C. Jones. All are Class II directors and have served as directors since 2005, 1995 and 1995, respectively. Mr. Fennessy is our Chief Executive Officer, and each of Messrs. Gunning and Jones qualify as an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15). Unless otherwise instructed, the proxy holders will vote for the election of Messrs. Fennessy, Gunning and Jones.
Each of the nominees has agreed to be named in this proxy statement and to serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each director nominee is set forth below, along with information about other members of our Board and about our executive officers.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINEES

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
Our Board currently consists of eight persons, divided into three classes serving staggered terms of three years. The terms of three Class II directors will expire at the 2008 annual meeting (if re-elected, their new terms will expire at the 2011 annual meeting). The terms of the Class III and Class I directors will expire at the 2009 and 2010 annual meetings, respectively. The names of our directors and executive officers, and information about them, are set forth below.

Timothy A. Crown
(Age 44)
•	Chairman of the Board

•	Class III Director

•	Chairman of the Executive Committee
Mr. Crown has been a director since 1994 and assumed the position of Chairman of the Board in November 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown had been employed by us or one of our predecessors since 1988.

Bennett Dorrance
(Age 62)
•	Class I Director

•	Member of Compensation and Nominating and Governance Committees
Mr. Dorrance has been a director since 2004. Mr. Dorrance has been a Managing Director of DMB Associates, a real estate service company based in Scottsdale, Arizona since 1984. Mr. Dorrance has served on the Board of Directors of Campbell Soup Company since 1989. Mr. Dorrance was also a member of the Board of Directors of Bank One Corporation from 1997 to 2000.

Richard A. Fennessy
(Age 43)
•	Principal Executive Officer

•	President and Chief Executive Officer

•	Class II Director

•	Member of the Executive Committee
Mr. Fennessy was elected President and Chief Executive Officer effective November 2004 and was appointed Director in September 2005. From 1987 to 2004, Mr. Fennessy worked for International Business Machines Corporation (“IBM”), where he held numerous domestic and international executive positions. His most recent positions included: General Manager, Worldwide, ibm.com; Vice President, Worldwide Marketing — Personal Computer Division; and General Manager, Worldwide PC Direct organization.

Michael M. Fisher
(Age 62)
•	Class I Director

•	Chairman of the Audit Committee

•	Member of the Executive Committee
Mr. Fisher has been a director since 2001 and is the Audit Committee’s designated financial expert. Mr. Fisher served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, from 1995 to 2007.

Larry A. Gunning
(Age 64)
•	Class II Director

•	Member of the Nominating and Governance Committee
Mr. Gunning has been a director since 1995. Mr. Gunning has been Manager and Director of 3D Petroleum LLC, a petroleum company, since 2001. From 1988 to 2001, Mr. Gunning was President and a Director of Pasco Petroleum Corp., a petroleum marketing company that merged with 3D Petroleum LLC in 2001. Mr. Gunning is also a member and director of Cobblestone AutoSpa, which owns and operates several full-service carwashes.

Robertson C. Jones
(Age 63)
•	Class II Director

•	Chairman of the Nominating and Governance Committee

•	Member of the Audit Committee
Mr. Jones has been a director since 1995. From 1992 through 2001, Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities.

Kathleen S. Pushor
(Age 50)
•	Class III Director

•	Member of Audit Committee

•	Member of Compensation Committee
Ms. Pushor was appointed director in September 2005. Since January 2006, Ms. Pushor has served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as the Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector, and from 1998 to 2005, Ms. Pushor was a member of the Board of Directors of Zones, Inc., a direct marketer of IT products.

David J. Robino
(Age 48)
•	Class I Director

•	Chairman of Compensation Committee

•	Member of Nominating and Governance Committee
Mr. Robino has been a director since May 2007. Mr. Robino served as a Non-Executive Director of Memec Group Holdings Limited, a global distributor of specialty semiconductors, from 2001 until the sale of that business to Avnet, Inc. in 2005. Mr. Robino served Gateway, Inc. first as Executive Vice President and Chief Administrative Officer and later as Vice Chairman from 1998 to 2001.

Steven R. Andrews
(Age 55)
•	General Counsel and Secretary
Mr. Andrews joined Insight in September 2007 as our General Counsel and was appointed Secretary in November 2007. Prior to joining Insight, Mr. Andrews was Senior Vice President, Law and Human Resources of ShopKo Stores, Inc. from 2002 to 2006. Prior to joining ShopKo, Mr. Andrews served as Senior Vice President, General Counsel and Secretary of PepsiAmericas, Inc. from 1999 through 2001.

Glynis A. Bryan
(Age 49)
•	Principal Financial Officer effective December 16, 2007

•	Chief Financial Officer effective December 16, 2007
Ms. Bryan joined Insight in December 2007 as our Chief Financial Officer. Prior to joining Insight, Ms. Bryan served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. from April 2005 to May 2007. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, Calif. and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services. Ms. Bryan is a member of the Board of Directors and the Audit Committee of Pentair, Inc., a diversified industrial manufacturing company.

Catherine W. Eckstein
(Age 51)
•	Chief Marketing Officer
Ms. Eckstein joined Insight in March 2004 and was promoted to Chief Marketing Officer of Insight in May 2005. Prior to joining Insight, Ms. Eckstein served as Senior Vice President of Marketing and Corporate Vice President of Worldwide Marketing at Ingram Micro from 2000 to 2003.

Stuart A. Fenton
(Age 39)
•	President — EMEA
Mr. Fenton joined Insight in October of 2002 as Managing Director of Insight Direct UK Ltd. and was promoted to President of our EMEA operating segment in November 2006. From 1995 to 2002, Mr. Fenton held various positions at Micro Warehouse Inc., serving most recently as the General Manager of Micro Warehouse Canada.

Gary M. Glandon
(Age 49)
•	Chief People Officer
Mr. Glandon joined Insight in February 2005 as Chief People Officer. Prior to joining Insight, Mr. Glandon served as Vice President of Human Resources for Honeywell International’s Aerospace division from 2003 to 2005. From 2001 to 2003, Mr. Glandon served as Vice President of Human Resources for Tanox, Inc., a publicly traded biopharmaceutical firm.

Helen K. Johnson
(Age 39)
•	Senior Vice President — Treasurer and Investor Relations
Ms. Johnson joined Insight in October 2007 as Senior Vice President, Treasurer and Investor Relations. Prior to joining Insight, Ms. Johnson served from 2000 to 2007 at eFunds Corporation, a publicly held technology solutions provider to the financial institutions market, most recently as Senior Vice President, Treasurer and Investor Relations.

Karen K. McGinnis
(Age 41)
•	Chief Accounting Officer

•	Assistant Secretary
Ms. McGinnis joined Insight in March 2000 as Vice President of Finance, was promoted to Senior Vice President of Finance in April 2001 and was named Chief Accounting Officer in September 2006. Ms. McGinnis has served as Assistant Secretary since January 2005. Ms. McGinnis is a certified public accountant.

Mark T. McGrath
(Age 43)
•	President — North America/APAC
Mr. McGrath joined Insight in May 2005 as President of Insight Direct USA, Inc and was promoted to President of our North America and APAC operating segments in September 2006. From 1987 to 2005, Mr. McGrath worked for IBM, most recently serving as Vice President of IBM.com Americas, a division of IBM focused on leveraging the phone and the web. Earlier positions held at IBM included Vice President, IBM Direct (a division of ibm.com), and Vice President of Channel Sales, IBM Personal Computing Division.

Stephen A. Speidel
(Age 43)
•	Chief Information Officer
Mr. Speidel has served as Chief Information Officer since November 2007. From June 2004 to November 2007, Mr. Speidel served as Senior Vice President, Operations of our North America segment. Mr. Speidel has been employed in management positions with Insight or one of its acquired entities since November 1996. Prior to joining Insight, Mr. Speidel spent 12 years at IBM working in IBM’s Services business.

MEETINGS OF THE BOARD AND ITS COMMITTEES
The Board of Directors held a total of 19 meetings during the year ended December 31, 2007. The Board currently does not have a policy with regard to director attendance at the Company’s annual meeting of stockholders. However, six of the eight Board members attended the annual meeting of stockholders in November 2007. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and all of these are standing committees.
In addition to the standing committees, in September 2006, the Board appointed an Options Subcommittee, consisting of Mr. Dorrance and Ms. Pushor, to conduct an independent investigation of the Company’s historical stock option practices (“the stock option review”). The Options Subcommittee reported its findings to the Board in March 2007.
The Board has determined that the following directors meet the independence requirements of the Marketplace Rules of the NASDAQ Stock Market: Mr. Dorrance; Mr. Fisher; Mr. Gunning; Mr. Jones; Ms. Pushor; and Mr. Robino. The independent directors hold executive sessions without management present on a quarterly basis and more often as they determine appropriate.
The Executive Committee consists of Messrs. Crown, Fennessy and Fisher. Effective May 1, 2007, Mr. Crown was appointed Chairman of the Executive Committee. The Executive Committee is empowered to act on Board matters that arise between meetings of the full Board or matters that require immediate attention when a quorum of our Board can not be convened. The Executive Committee did not meet in 2007.
The Audit Committee consists of Mr. Fisher, Chairman, Mr. Jones and Ms. Pushor and met 23 times in 2007. Of these meetings, 13 were periodic meetings held in March through July 2007 at which management, outside legal counsel and forensic accounting advisors updated the Audit Committee on the status and findings of the stock option review. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing our financial reporting processes and the audit of Insight’s consolidated financial statements, including the integrity of the consolidated financial statements and the system of internal control over financial reporting established by management, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of our internal audit function and the independent registered public accounting firm, our risk assessment and risk management, and our finance and investment functions. The Vice President of Internal Audit reports directly to the Chairman of the Audit Committee. In addition, the Audit Committee reviews and discusses with the Chief Executive Officer and the Chief Financial Officer the procedures undertaken in connection with their certifications included in the Company’s annual and quarterly reports filed with the SEC. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee operates pursuant to a written charter, reviewed annually, adopted by the Audit Committee and approved by the Board. The charter may be viewed online on our website at www.insight.com.
The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ Marketplace Rules for audit committees. In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and our Board has determined that Mr. Fisher, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in Regulation S-K. Each member of the Audit Committee is an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15). Our policy is to discourage related party transactions, and prior approval of the Audit Committee is necessary for an officer or director to enter into a related party transaction.

In 2007, the Compensation Committee, composed of Mr. Robino, Chairman, Mr. Dorrance and Ms. Pushor, met 12 times. Each member of the Compensation Committee is an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15), a “non-employee” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined by the Internal Revenue Service under the Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee is charged with:
•	reviewing and approving the annual salary, cash incentive compensation, equity-based incentive compensation and other benefits, including perquisites, to be paid or awarded to directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act;

•	reviewing and recommending to the Board new equity-based incentive compensation plans and changes to existing plans; and

•	reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
The Compensation Committee operates pursuant to a written charter, reviewed annually, which may be viewed online on our website at www.insight.com. See further information regarding the Compensation Committee’s responsibilities in the section entitled “Compensation Discussion and Analysis.”
In 2007, the Nominating and Governance Committee, which consisted of Mr. Jones, Chairman, Mr. Dorrance, Mr. Gunning and Mr. Robino, met six times. The Nominating and Governance Committee, which recommends candidates to be nominated for election as directors at our annual meeting, regularly assesses the appropriate size of the Board and regularly reviews corporate governance principles and related policies for approval by the Board. The Nominating and Governance Committee operates pursuant to a written charter, reviewed annually, which may be viewed online on our website at www.insight.com. Each member of the Nominating and Governance Committee is an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15).
The Nominating and Governance Committee is responsible for identifying, recruiting and evaluating candidates for the Board, when appropriate, and making recommendations to the Board regarding the membership of the committees of the Board. In evaluating Board candidates, the Nominating and Governance Committee does not have fixed requirements but will, instead, consider the breadth of business experiences and skills, prominence and reputation in their professions, their global business perspectives, concern for the long-term interests of the stockholders and personal ethics, integrity and judgment as well as Board diversity. The Nominating and Governance Committee from time to time engages the service of a professional search firm to identify and to evaluate potential nominees. All of the nominees for directors being voted upon at the annual meeting, Messrs. Fennessy, Gunning and Jones, are directors standing for re-election. We have never received a recommendation for a director nominee from a stockholder who is not also a Board member or an employee. Our policy, however, would require that the Nominating and Governance Committee evaluate nominees recommended by stockholders in the same manner described above. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284 in accordance with the provisions set forth under the heading “Stockholder Proposals” in this proxy statement.

Stockholders wishing to communicate with the Board or with a Board member should address communications to the Board or the particular Board member, c/o Corporate Secretary, Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, Arizona 85284. The Corporate Secretary will forward all such communication to the individual Board member or the Board, as appropriate.
COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For 2007, our named executive officers were:
•	Richard A. Fennessy, President and Chief Executive Officer;

•	Glynis A. Bryan, Chief Financial Officer (effective December 16, 2007);

•	Mark T. McGrath, President, North America/APAC;

•	Stuart A. Fenton, President, EMEA;

•	Catherine W. Eckstein, Chief Marketing Officer; and

•	Stanley Laybourne, former Chief Financial Officer (retired effective December 31, 2007).
This Compensation Discussion and Analysis addresses and explains the numerical and related information contained in the summary compensation tables and includes a discussion of actions regarding executive compensation that occurred after the end of 2007, including the award of discretionary bonuses related to 2007 performance, and the adoption of any new, or the modification of any existing, compensation programs.
Executive Compensation Philosophy and Objectives
Our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s strategy and core values of client service, respect and integrity. Our general philosophy of executive compensation is to offer competitive base salaries, but to emphasize cash and equity-based incentive compensation which will:
•	be competitive in the marketplace;

•	permit us to attract and retain highly qualified executives;

•	encourage extraordinary effort on behalf of the Company;

•	reward the achievement of specific financial, strategic and tactical goals by the Company and the individual executive which aligns the interests of management with the interests of our stockholders; and

•	be financially sound.
Compensation Consultants and Benchmarking
The Compensation Committee utilizes internal resources, including our Chief People Officer, to help it carry out its responsibilities, consults with other directors in connection with its decision making, as appropriate, and has, from time to time, engaged independent consultants to assist it in fulfilling its responsibilities. The Compensation Committee has the authority to obtain advice and assistance from, and receives appropriate funding from the Company for, outside advisors as the Compensation Committee deems necessary to carry out its duties. As was done in 2006, during 2007, the Compensation Committee retained Towers Perrin, a global human resource consulting firm, as its independent compensation consultant to advise the Compensation Committee on all matters related to executive compensation. As such, Towers Perrin updated a competitive analysis it had conducted in the prior year of the compensation for the most senior executives, including but not limited to the named executive officers, of the Company.

The Towers Perrin analysis measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”). The comparison groups were chosen by Towers Perrin and approved by the Compensation Committee based upon primary characteristics such as similar business focus, labor market and size. Comparison Group One, which was considered to be the primary peer group, included 19 publicly-traded product and service competitors and suppliers and other enterprises which may compete with the Company for executive talent. Comparison Group Two included 14 publicly-traded technology companies, many of which were significantly larger than Insight. Because of the large variance in size among the companies in Comparison Group Two, Towers Perrin adjusted the compensation data for the Comparison Group Two to reflect the revenue size of the Company. This size-adjusted data was used as a basis of comparison of compensation between Insight and the companies in Comparison Group Two. As neither group was limited to companies that are merely competitors or to those that are close comparisons in terms of sales and market capitalization, the Company does not consider these groups to be peer groups for other purposes. The specific companies included in Comparison Group One (the primary peer group), which represent the same peers used in the prior year comparison, are as follows:
Comparison Group One (the primary peer group)

Affiliated Computer Services, Inc.	CGI Group, Inc.	PetSmart, Inc.
Amazon.com, Inc.	IKON Office Solutions, Inc.	SYNNEX Corp.
Avnet Inc.	Ingram Micro, Inc.	Tech Data Corp.
BearingPoint, Inc.	Lexmark International, Inc.	Tellabs, Inc.
Bell Microproducts, Inc.	Office Depot, Inc.	Unisys Corp.
CACI International, Inc.	PC Connection, Inc.
CDW Corp.	Perot Systems Corp.
The specific companies included in Comparison Group Two, which represent the same peers used in the prior year comparison except for the exclusion of Dendrite International, Inc., Electronic Data Systems Corp., HLTH Corp., Microsoft Corp., The Reynolds and Reynolds Co. and Sabre Holdings Corp. in the 2007 comparison because these six companies did not participate in Towers Perrin’s annual survey, are as follows:
Comparison Group Two

Apple, Inc.	International Business Machines Corp.	Seagate Technology
Ceridian Corp.	IKON Office Solutions, Inc.	Sun Microsystems, Inc.
Dell Inc.	Intel Corp.	Unisys Corp.
EMC Corp. (Mass)	Lexmark International, Inc.	Xerox Corp.
Hewlett-Packard Co.	National Semiconductor Corp.
The Towers Perrin study provided the Compensation Committee with compensation data for base salary, annual cash incentives and long-term equity-based incentive compensation for each comparison group. The study generally concluded that, with respect to total compensation, the Company is positioned below the median of each of the comparison groups. With respect to total cash compensation, which includes base salaries and incentive compensation, the Towers Perrin study generally concluded that the Company is competitive based on comparison group analysis. However, this conclusion was driven primarily by the Company’s above target performance in 2007 incentive compensation, while base salaries were noted to be below market. With respect to long-term equity-based incentive compensation, Towers Perrin generally concluded that our equity-based incentive compensation plan, including the use of performance-based RSUs and the target level of grants to each executive, is competitive with market practices. The Towers Perrin report was delivered to the Compensation Committee in November 2007, and, accordingly, the Committee used the report, in addition to other relevant sources of information, such as past studies and existing pay levels, and other publicly available information about trends in executive compensation, in setting compensation for executives for 2008. Additionally, Towers Perrin advised the Compensation Committee and the Company regarding executive compensation programs generally and provided advice on trends in compensation. The Committee anticipates that it will undertake similar periodic reviews in the future and that it will use the services of outside consultants for similar services in the future.

Compensation Programs Design
The principal components of compensation for the Company’s named executive officers are:
•	base salary and benefits;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation; and

•	severance and change in control plans.
A significant percentage of total compensation is allocated to incentive compensation as a result of our executive compensation philosophy. There is no pre-established policy or target for the allocation between either cash or equity or short-term or long-term incentive compensation. Rather, the different elements of compensation are designed to support and encourage varying behaviors, as described below:
Base Salary and Benefits
Base salary and benefits are designed to attract and retain executives by providing a fixed compensation based on competitive market practice. This component of compensation is designed to reward an executive’s core competency in the role relative to skills, experience and expected contributions to the Company.
The Compensation Committee reviews base salaries annually and targets base pay for executive officers at or near the median of the comparison groups and adjusts, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The Towers Perrin study concluded that 2007 base salary levels for the Company’s executive officers were generally below the median levels of both comparison groups. As a result, on December 18, 2007, the Compensation Committee approved certain increases in executive base salaries. The approved 2008 salaries, as compared to 2007 salaries, include the following for named executive officers:
•	Richard A. Fennessy, President and Chief Executive Officer — $750,000 (2007 — $700,000);

•	Glynis A. Bryan, Chief Financial Officer — $400,000 (2007 — $400,000 prorated);

•	Mark T. McGrath, President, Insight North America/APAC — $425,000 (2007 — $375,000);

•	Stuart A. Fenton, President, Insight EMEA — $450,000[1] (2007 — $419,0002); and

•	Catherine W. Eckstein, Chief Marketing Officer — $295,000 (2007 — $285,000).

[1]	Mr. Fenton’s 2008 salary was translated into U.S. dollars using the British Pound Sterling exchange rate in effect on December 18, 2007 of $2.02.

[2]	Mr. Fenton’s 2007 salary was translated into U.S. dollars using the British Pound Sterling exchange rate in effect on January 24, 2007 of $1.98.

Our named executive officers participate in benefit plans generally available to our teammates, including medical, health, life insurance and disability plans. Our named executive officers are also eligible to participate in the Company’s 401(k) plan, and receive Company matching contributions, which are generally available to our teammates. Beginning January 1, 2008, our named executive officers are also eligible to participate in the Company’s Nonqualified Deferred Compensation Plan, which is available to a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. Currently, the Company does not make any contributions to the Nonqualified Deferred Compensation Plan. Mr. Fenton also receives an automobile allowance, which is a benefit generally available to management in the United Kingdom, where Mr. Fenton resides. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.
Short-Term Cash Incentive Compensation
The Compensation Committee views cash incentive compensation as a means of closely tying a significant portion of the total potential annual cash compensation for executives to the financial performance of the Company or the portion of the Company for which the executive has management responsibility. Our cash incentive compensation plans are designed to reward individuals for the achievement of certain defined quarterly financial objectives of the Company, as well as annual individual or Company financial, strategic and tactical objectives, or both. The financial objectives and performance goals are approved by the Compensation Committee and are set at the beginning of the year. These objectives and goals are integrated into the management cash incentive plans throughout the organization to foster a team environment where the entire Company is focused on the same set of objectives and goals.
The Compensation Committee annually reviews financial objectives, performance goals and target cash incentive compensation. The Compensation Committee targets cash incentive compensation for executive officers at or near the median of the comparison groups and adjusts, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The Towers Perrin study generally concluded that the Company’s cash incentive compensation is competitive based on comparison group analysis.
2007 Cash Incentive Plan
Under the 2007 Cash Incentive Plan, Mr. Fennessy, Ms. Bryan, Mr. McGrath, Mr. Fenton and Ms. Eckstein earned cash incentive compensation based on achievement of financial objectives against targeted amounts for the Company or their respective business units, with payout varying with financial performance levels below and above target levels (awards were discretionary and outside of the plan over or below specified levels). Annual and quarterly financial performance targets were set in conjunction with the 2007 annual budget process and were considered to be challenging, but achievable given the tactical and strategic plans that were developed. The total target cash incentive compensation for 2007 was based 60% on non-GAAP earnings from operations (defined under the plan as the actual 2007 earnings from operations excluding expenses related to the stock option review in excess of budgeted amounts) of the Company, or the executives’ respective business units. Performance is measured and paid quarterly on a sliding scale, with a minimum payout of zero and a maximum payout of 145% of the earnings from operations cash incentive target.

The quarterly earnings from operations cash incentive was designed to pay out at 100% of target upon the achievement of consolidated earnings from operations for 2007 of $140.4 million. The remaining 40% of the target cash incentive compensation was based on the achievement of annual individual performance goals, with the Nominating and Governance Committee measuring the performance of the Chief Executive Officer of the Company and the Compensation Committee determining his pay based on the results of that review. For others, the performance measurements were determined by the Compensation Committee for executive officers and by the Chief Executive Officer for the rest of the Company’s teammates participating in the plan. The Compensation Committee could also make discretionary awards outside of the approved plans if performance goals were exceeded. The actual 2007 incentive cash compensation, as compared to 2007 targets, for the named executive officers was paid out as follows:

	Based on Earnings from		Based on Individual
	Operations Goals		Performance Goals		Total
Name	Target	Actual	Target	Actual	Target	Actual
Richard A. Fennessy	$840,000	$705,180	$560,000	$504,000	$1,400,000	$1,209,180
Glynis A. Bryan(1)	255,000	4,815	170,000	—	425,000	4,815
Mark T. McGrath	300,000	180,195	200,000	210,000	500,000	390,195
Stuart A. Fenton(2)	144,600	211,366	96,400	142,354	241,000	353,720
Catherine W. Eckstein	123,000	103,259	82,000	73,800	205,000	177,059
Stanley Laybourne	480,000	402,960	320,000	288,000	800,000	690,960

[1]	Targets are annualized, but actual amounts were calculated on a pro rata basis. Ms. Bryan joined Insight effective December 16, 2007.

[2]	Mr. Fenton’s 2007 target incentive compensation was translated into U.S. dollars using the British Pound Sterling exchange rate in effect at January 24, 2007 of $1.98, and actual incentive compensation was translated into U.S. dollars using the British Pound Sterling average exchange rate for the year ended December 31, 2007 of $2.00.
Additionally, on February 13, 2008, the Compensation Committee also approved a discretionary cash bonus for 2007 for Mark T. McGrath, President, North America/APAC, in the amount of $26,250. As originally contemplated, 60% of Mr. McGrath’s 2007 cash incentive compensation was based on the 2007 quarterly financial results of our North America operating segment. Under this measure, based on actual non-GAAP earnings from operations compared to targets, Mr. McGrath did not receive a quarterly bonus for the third or fourth quarters of 2007. However, with respect to the fourth quarter of 2007, the Compensation Committee approved a discretionary bonus of $26,250 to otherwise recognize Mr. McGrath’s contributions to the Company during the period.
2008 Cash Incentive Plan
For 2008, the Compensation Committee continued its emphasis on cash incentive compensation relative to base salary by setting cash incentive plans for executive officers such that a significant portion of total compensation will be awarded through cash incentives if performance measures are met. Annual and quarterly financial performance targets were set in conjunction with the annual budget process and are considered to be challenging, but achievable given the tactical and strategic plans that have been developed. The total target cash incentive compensation for 2008 will be based 60% on non-GAAP earnings from operations (defined under the plan as the actual 2008 earnings from operations excluding charges for goodwill impairment and costs associated with the stock option review, if any) of the Company, or the executives’ respective business units. For this 60%, performance is measured and paid quarterly on a sliding scale, with a minimum payout of zero and a maximum payout of 175% of the earnings from operations cash incentive target. The quarterly earnings from operations cash incentive is designed to pay out at 100% upon the achievement of consolidated earnings from operations for 2008 of $167.7 million. The remaining 40% of the target cash incentive compensation will be based on achievement of annual individual performance goals, with the Compensation Committee determining the pay of the Chief Executive Officer and the other executive officers of the Company. The Compensation Committee may also make discretionary awards outside of the plan.

The Compensation Committee continued its efforts in 2008 to adjust cash incentive structures to yield cash incentive compensation and total cash compensation closer to amounts at or above the median of both comparison groups. In determining the amount of target cash incentive compensation for 2008, the Compensation Committee considered the results of the Towers Perrin study and the additional scope and responsibilities assumed by these individuals during 2007 or to be assumed in 2008, primarily as a result of acquired businesses. On December 18, 2007, the Compensation Committee approved the 2008 target cash incentive compensation plan for named executive officers. The approved 2008 target cash incentive compensation, as compared to 2007 target cash incentive compensation, includes the following for named executive officers:
•	Richard A. Fennessy, President and Chief Executive Officer — $1,500,000 (2007 target — $1,400,000);

•	Glynis A. Bryan, Chief Financial Officer — $425,000 (2007 target — $425,000 prorated);

•	Mark T. McGrath, President, North America/APAC — $500,000 (2007 target — $500,000);

•	Stuart A. Fenton, President, EMEA — $291,000[1] (2007 target — $241,0002); and

•	Catherine W. Eckstein, Chief Marketing Officer — $205,000 (2007 target — $205,000).

[1]	Mr. Fenton’s 2008 target incentive compensation was translated into U.S. dollars using the British Pound Sterling exchange rate in effect on December 18, 2007 of $2.02.

[2]	Mr. Fenton’s 2007 target incentive compensation was translated into U.S. dollars using the British Pound Sterling exchange rate in effect at January 24, 2007 of $1.98.
Long-Term Equity-Based Incentive Compensation
The Compensation Committee views long-term equity-based compensation as a critical component of the overall executive compensation program. The principal objectives for long-term equity-based compensation are to:
•	enhance the link among Company performance, the creation of stockholder value and long-term incentive compensation;

•	facilitate increased equity ownership by executives;

•	encourage executive retention through use of multiple-year vesting periods; and

•	provide competitive levels of total compensation to executive officers.
Long-term equity-based incentives are currently issued in the form of service and performance-based RSUs. The performance-based RSUs are issued with a three-year vesting period and the number of RSUs issued is based on the Company’s performance against pre-defined annual key financial performance metrics (diluted EPS for 2007 and 2008). To encourage overachievement of targets, significant upside exists related to the number of RSUs ultimately issued. The three-year vesting period is designed to encourage continued employment with the Company. The number of performance-based RSUs ultimately issued varies based on the achievement of threshold levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed a set performance threshold, no performance-based RSUs are issued. All grants of equity-based compensation are currently made under the Company’s 2007 Omnibus Plan.
The Compensation Committee reviews target equity-based incentive compensation annually and targets equity-based incentive compensation for executive officers at or near the median of the comparison groups. With respect to long-term incentive compensation, Towers Perrin generally concluded that our equity-based incentive compensation plan, including the use of performance-based RSUs and the target level of grants to each executive, is competitive with market practices.

In order to link equity-based incentive compensation more closely to annual performance and to continue to align the interests of management and stockholders and, in part, in light of changing market expectations, the Compensation Committee adopted a practice of initiating annual grants of equity-based incentive compensation awards to executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee will approve the annual RSU program grants as well as a pool of shares from which the Chief Executive Officer may make discretionary or new hire RSU grants throughout the year, or both, to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The pool of RSUs is based on the recommendation of management and review of the overall equity compensation expense expected to be recorded in current and future years in the consolidated financial statements.
2007 Equity-Based Incentive Plan
For 2007, target RSUs granted to executive officers were 100% performance-based, except for certain service-based awards granted to certain executive officers that were newly hired during 2007, as specified in their employment agreements. The number of RSUs issued as performance-based grants increased or decreased depending on actual EPS (for the fiscal year ended December 31, 2007, on a consolidated non-GAAP diluted basis, with non-GAAP EPS being defined under the plan as the actual 2007 EPS from continuing operations excluding expenses related to the stock option review in excess of budgeted amounts) compared to target EPS of $1.57. The minimum number of RSUs that could be issued was zero, and the maximum number was 130% of the target award. The Compensation Committee also has the ability to make discretionary awards outside of the plan; however, no discretionary awards were made to the named executive officers during 2007. The RSUs vest in three equal annual installments beginning February 14, 2008.
Due to the over-achievement of 2007 actual EPS (as defined), as compared to the target EPS, the 2007 total number of performance-based RSUs earned by the named executive officers, as compared to the 2007 target awards, was 112% of target, as follows:
•	Richard A. Fennessy, President and Chief Executive Officer — 56,000 (target — 50,000);

•	Glynis A. Bryan, Chief Financial Officer — Not applicable;

•	Mark T. McGrath, President, North America/APAC — 42,000 (target — 37,500);

•	Stuart A. Fenton, President, EMEA — 30,800 (target — 27,500); and

•	Catherine W. Eckstein, Chief Marketing Officer — 21,000 (target — 18,750).
2008 Equity-Based Incentive Plan
Target RSUs granted to executive officers on February 20, 2008 are 100% performance-based. The number of RSUs issued under these performance-based grants will increase or decrease depending on actual EPS for the fiscal year ending December 31, 2008, on a consolidated non-GAAP diluted basis with non-GAAP EPS being defined under the plan as the actual 2008 EPS from continuing operations excluding charges for goodwill impairment and costs associated with the stock option review, if any, greater or less than target EPS. The minimum number of RSUs that can be issued is zero, and the maximum number is 130% of the target award. The annual financial performance targets were set in conjunction with the annual budget process and are considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2008. The target EPS range approved by the Compensation Committee for equity-based incentive compensation for 2008 is $1.70 to $2.26 with 100% of target RSUs awarded for actual 2008 EPS of $2.00 — $2.12. Any performance-based RSUs that are awarded will vest in three equal installments beginning February 20, 2009.

In determining the amount of target equity-based incentive compensation for 2008, the Compensation Committee considered the results of the Towers Perrin study and the additional scope and responsibilities to be assumed by these individuals during 2008, primarily as a result of acquired businesses. The 2008 performance-based RSUs, granted on February 20, 2008, included the following target awards for named executive officers, as compared to 2007 target awards:
•	Richard A. Fennessy, President and Chief Executive Officer — 65,502 (2007 target — 50,000);

•	Glynis A. Bryan, Chief Financial Officer — 44,883 (2007 target — Not applicable);

•	Mark T. McGrath, President, North America/APAC — 44,883 (2007 target — 37,500);

•	Stuart A. Fenton, President, EMEA — 32,956 (2007 target — 27,500); and

•	Catherine W. Eckstein, Chief Marketing Officer — 22,284 (2007 target — 18,750).
2008 Performance-Awarded RSU Retention Plan
In order to provide a long-term incentive and retention mechanism for our Chief Executive Officer and the Presidents of our operating segments, and to provide an incentive tied to stockholder value, the Chairman of the Board of Directors and the Chairman of the Compensation Committee asked Towers Perrin to develop a proposal for an additional long-term incentive plan for stock price improvement. Following development and consideration of the plan, on January 23, 2008, the Compensation Committee approved a special long-term incentive award for the Chief Executive Officer, the President of our North America/APAC operating segments and the President of our EMEA operating segment. The approved grant level targets were as follows:
•	Richard A. Fennessy, President and Chief Executive Officer — 300,000 RSUs;
•	Mark T. McGrath, President, North America/APAC — 150,000 RSUs; and
•	Stuart A. Fenton, President, EMEA — 100,000 RSUs.
The plan provides for the award of RSUs that will be issued based upon achievement of specific stock price hurdles within specific timeframes (the 20-day average closing price of Insight stock must be at or above a stock price hurdle and within the defined timeframes for any tranche to be awarded):
•	20% awarded if stock price hurdle of $25.00 is achieved by February 15, 2009;
•	30% awarded if stock price hurdle of $30.00 is achieved between February 16, 2009 and February 15, 2010; and
•	50% awarded if stock price hurdle of $35.00 is achieved between February 16, 2010 and February 15, 2011.
If all or some hurdles are not achieved, 33% of the remaining award (i.e., any shares not issued for achievement of the stock price hurdles set forth above) will be made on February 15, 2013, assuming continued employment. Vesting of the RSUs awarded will occur 50% at the time of the award and 50% on the first anniversary of the award date. If a change in control as defined in the 2007 Omnibus Plan occurs, all units that have been issued by achievement of stock price hurdles will automatically vest, and units that have not been issued will be forfeited. The grant date for the award was January 23, 2008, the date of approval by the Compensation Committee of the Board of Directors.

Nonqualified Deferred Compensation Plan
In November 2007, the Compensation Committee determined that it is in the best interest of the Company to adopt a plan to allow certain key teammates to defer receipt of a portion of their salary, bonus and other specified compensation without reference to the limitations on contributions to the Company’s 401(k) Plan or those imposed by the Internal Revenue Code of 1986, as amended. We established the Insight Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) with an effective date of January 1, 2008. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation. Participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. We do not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. The Company does not currently make any contributions to the Deferred Compensation Plan. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors. No amounts were contributed or deferred by our executives in 2007.
Severance and Change in Control Plans
Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition due to an unexpected employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Plans.”
Perquisites
We provide our executive officers with relatively limited perquisites that we believe are reasonable and in the best interests of the Company. In 2007, Mr. Fenton was provided with an automobile allowance, which is a benefit generally available to management in the United Kingdom, where Mr. Fenton resides. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides. The value of aggregate perquisites to named executive officers did not exceed $10,000 for any individual named officer, except Mr. Fenton.
Stock Ownership Guidelines
On February 15, 2007, the Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines that:
•	are designed to align the interests of key executives, Board members and stockholders;
•	provide a five-year transition period for each new executive and each new Board member to reach ownership guidelines; and
•	define which ownership interests will count towards the guidelines.
The guidelines specify that, subsequent to the five-year transition period, as of each January 1, each executive and each Board member is expected to hold Insight shares at least equal to a multiple of his or her annual base salary or retainer. For the President and Chief Executive Officer, two times annual base salary is required, for all other Executives, one times annual base salary is required, and for Board members, two times the annual base retainer is required. Failure to meet or to show sustained progress toward meeting the Stock Ownership Guidelines may result in a reduction in future long- term incentive grants and also may result in a requirement to retain some or all stock attained through Company grants of equity until the Stock Ownership Guidelines are attained.

Role of Executives in the Compensation Setting Process
The Compensation Committee has the overall responsibility for approving the cash based incentive compensation for the officers subject to the reporting requirements of Section 16(a) of the Exchange Act. To facilitate this process, the Chief Executive Officer and Chief People Officer prepare and present information and recommendations to the Compensation Committee for review, consideration and approval, but they do not recommend their own cash based incentive compensation.
With respect to compensation of all other teammates, the Compensation Committee functions in an oversight role as these decisions are considered the responsibility of management. With respect to equity-based compensation, the Compensation Committee approves the annual RSU program grants as well as the pool of available shares from which the Chief Executive Officer may make discretionary or new hire RSU grants throughout the year, or both, to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Similar to cash-based incentive compensation, for all officers subject to the reporting requirements of Section 16(a) of the Exchange Act, the Chief Executive Officer and Chief People Officer prepare and present information and recommendations to the Compensation Committee for review, consideration and approval of the equity-based awards by the Compensation Committee. For all other teammates, management is responsible for recommending to the Compensation Committee the teammates to receive grants and the nature and size of the proposed equity-based awards.
The Chief Executive Officer does not have the ability to call Compensation Committee meetings and does not attend those portions of the Compensation Committee meetings when his compensation is discussed. During 2007, the Chief Executive Officer did not meet with Towers Perrin outside of Compensation Committee meetings or retain any other compensation consultant.
Chief Executive Officer Compensation
The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance-based opportunities for short-term and long-term incentive compensation (cash and equity, respectively). The Nominating and Governance Committee met in executive session to evaluate the performance of the Chief Executive Officer in 2007, and the Compensation Committee set the compensation of the Chief Executive Officer following that performance review. Starting in 2008, the Compensation Committee will measure the performance and determine the pay of the Chief Executive Officer.
Executive Compensation Recovery
We have an incentive compensation recovery policy that applies to our executive officers. Under this policy, in the event of a material restatement of our financial results, we may recover from an executive officer any incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation.

Corporate Governance Initiatives
Following the investigation of the Company’s historical stock option granting practices by the Options Subcommittee in 2007, both the Compensation Committee and the Nominating and Governance Committee considered and approved — or recommended to the Board for approval — a number of remedial actions to address options misdating issues and corporate governance, in general. In addition to adopting the executive compensation recovery policy described above, the Company has changed responsibility for administration of its equity plans from the finance department to human resources to better institute appropriate checks and balances for administrative and accounting purposes. The Company has also adopted a written policy governing equity compensation awards, including the establishment of schedules for various grant types used by the Company (which we anticipate will constitute the great majority of awards) and requiring Compensation Committee approval for any awards to Section 16 officers and for modification of any awards. Additionally, the Company altered its practices for the Compensation Committee to only approve equity compensation grants at meetings and not by written consent, and equity compensation grants must now be recorded in the Company’s stock plan administration system within 10 days of any award. Appropriate personnel in the Company have been trained in documentation and compliance with legal and accounting requirements, and the Board of Directors and members of senior management have all participated in training with respect to equity compensation accounting issues. The Company also has designated members of its in-house legal and accounting departments to oversee documentation and accounting of all equity compensation awards and to report twice a year both to the Audit Committee and to the Compensation Committee. As a result of these efforts, the material weakness identified as of December 31, 2006 in internal control over financial reporting relating to the Company’s accounting for equity based awards was considered remediated as of December 31, 2007, and the Company reported that it maintained effective internal control as of December 31, 2007 in the Company’s Form 10-K filed earlier this year.
After careful consideration by the Nominating and Governance Committee, and based on its unanimous recommendation, on January 11, 2008, the Board of Directors approved an amendment to Section 5 of Article II of the Company’s Amended and Restated Bylaws. The amendment changes the voting standard for the election of directors from a plurality to a majority of votes cast in uncontested elections and adds a requirement that directors who do not receive a majority vote must tender their resignation to the Board.
Also after careful consideration by the Nominating and Governance Committee, and based on its unanimous recommendation, on January 11, 2008, the Board also added a new Section 11 to Article V of the Bylaws which provides that the Company will seek stockholder approval prior to its adoption of a stockholder rights plan (as defined in the amendment), unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances existing at the time, it is in the best interests of the Company’s stockholders to adopt or extend a stockholder rights plan without delay. The amendment further provides that a stockholder rights plan adopted or extended by the Board without prior stockholder approval must provide that it will expire unless ratified by the stockholders of the Company within one year of adoption. The Company’s Amended and Restated Bylaws did not previously contain a provision specifically addressing the adoption of a stockholder rights plan. Moreover, the Board has resolved to allow the Company’s current stockholder rights plan to expire in accordance with its terms on December 14, 2008.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally prohibits a public company from taking an income tax deduction for compensation over one million dollars paid to the Chief Executive Officer and its four other highest paid executive officers unless certain conditions are met. While the anticipated tax treatment of compensation is given some weight in making compensation decisions, the Compensation Committee has not adopted a policy of limiting awards of compensation to amounts that would be deductible under Section 162(m) because the Compensation Committee believes that awards of compensation which would not comply with the Section 162(m) requirements may at times further the long-term interests of the Company and its stockholders. The Compensation Committee believes that it is important to maximize the corporate tax deductibility of executive compensation. Therefore, to help maximize the deductibility of payments made beginning in 2008, the Company sought and received stockholder approval of its 2007 Omnibus Plan.

Accounting for Stock-Based Compensation
Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“SFAS No. 123R”). Under the fair value recognition provisions of SFAS No. 123R, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate and only recognize compensation expense for those shares expected to vest over the requisite service period of the award.
COMPENSATION COMMITTEE REPORT
Based on the Compensation Committee’s review of the above Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the annual meeting on May 6, 2008.
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.
COMPENSATION COMMITTEE:

David J. Robino, Chairman	Bennett Dorrance	Kathleen S. Pushor
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was at any time during 2007 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure under Item 404 of Regulation S-K. No executive officer of Insight has served on the Board or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during the 2007 fiscal year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table gives information with respect to our existing equity compensation plans as of December 31, 2007:

	Number of			Number of Securities
	Securities to be		Weighted	Remaining Available for
	Issued upon		Average	Future Issuance under
	Exercise of		Exercise Price	Equity Compensation Plans
	Outstanding		of Outstanding	(Excluding Securities
	Options		Options	Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,489,415	(1)	$19.15	4,032,500	(2)
Equity compensation plans not approved by security holders	131,715	(3)	$22.14	—

Total	3,621,130		$19.35	4,032,500

(1)	Consists of options that are outstanding under our 1998 Long Term Incentive Plan, our 1994 Stock Option Plan and our 2007 Omnibus Plan (the “2007 Plan”).

(2)	Consists of shares of common stock remaining available for issuance under the 2007 Plan.

(3)	Consists of options that are outstanding under our 1999 Broad Based Plan.
On October 1, 2007, Insight’s Board of Directors approved the 2007 Plan, and it became effective when it was approved by Insight’s stockholders at the annual meeting on November 12, 2007. The 2007 Plan is administered by the Compensation Committee of Insight’s Board of Directors. Except as provided below, the Compensation Committee has the exclusive authority to administer the 2007 Plan, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards. Under the 2007 Plan, the Compensation Committee may delegate some of its authority to our Chief Executive Officer to grant awards to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Teammates, officers and members of the Board of Directors are eligible for awards under the 2007 Plan, and consultants and independent contractors are also eligible if they provide bona fide services to Insight that are not related to capital raising or promoting or maintaining a market for Insight’s stock. The 2007 Plan allows for awards of options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance awards as well as grants of cash awards. A total of 4,250,000 shares of stock are reserved for awards issued under the 2007 Plan. As of December 31, 2007, 4,032,500 shares of stock were available for grant under the 2007 Plan.
In October 1997, the Company’s stockholders approved the 1998 Long-Term Incentive Plan (the “1998 LTIP”) for our officers, teammates, directors, consultants and independent contractors. The 1998 LTIP authorized grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted common stock and performance-based awards. In 2000, the Company’s stockholders approved an amendment to the 1998 LTIP increasing the number of shares eligible for awards to 6,000,000 and allowing our Board of Directors to reserve (which they did) additional shares such that the number of shares of common stock available for grant under the 1998 LTIP and any other option plans, plus the number of options to acquire shares of common stock granted but not yet exercised, or in the case of restricted stock, granted but not yet vested, under the 1998 LTIP and any other option plans, shall not exceed 20% of the outstanding shares of our common stock at the time of calculation of the additional shares. With stockholder approval of the 2007 Plan in November 2007, as discussed above, no more grants will be made under the 1998 LTIP.
In September 1999, we established the 1999 Broad Based Employee Stock Option Plan (the “1999 Broad Based Plan”) for our teammates. The total number of stock options initially available for grant under the 1999 Broad Based Plan was 1,500,000; provided, however, that no more than 20% of the shares of stock available under the 1999 Broad Based Plan may be awarded to the officers of the Company. With stockholder approval of the 2007 Plan in November 2007, as discussed above, no more grants will be made under the 1999 Broad Based Plan.

SUMMARY COMPENSATION TABLE
The table below sets forth the total compensation for services rendered to us by our principal executive officer, our current and former principal financial officer and our three other most highly compensated executive officers. We refer to these persons as named executive officers. The amounts shown include both amounts paid and amounts deferred.

						Non-Equity
						Incentive Plan	All Other
Name and Principal				Stock Awards	Option Awards	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)
Richard A. Fennessy	2007	700,000	—	1,149,812	988,560	1,209,180	4,586	4,052,138
President and Chief Executive Officer	2006	695,000	150,000	807,555	2,313,872	1,397,553	4,812	5,368,792
Glynis A. Bryan	2007	16,667	—	—	14,138	4,815	—	35,620
Chief Financial Officer (effective December 16, 2007)	2006	—	—	—	—	—	—	—
Mark T. McGrath	2007	375,000	26,250	579,119	349,783	390,195	1,482	1,721,829
President — North America/APAC	2006	325,000	50,000	322,426	723,222	528,418	1,512	1,950,578
Stuart A. Fenton (6)	2007	423,809	—	352,165	173,031	353,720	64,743	1,367,468
President — EMEA	2006	370,430	78,341	163,938	360,340	179,880	55,361	1,208,290
Catherine W. Eckstein	2007	285,000	—	273,041	66,496	177,059	30,139	831,735
Chief Marketing Officer	2006	275,000	20,000	144,695	134,135	214,805	2,620	791,255
Stanley Laybourne	2007	375,000	—	480,609	197,026	690,960	2,895,491	4,639,086
Chief Financial Officer, Secretary and Treasurer (retired effective December 31, 2007)	2006	350,000	80,000	223,916	445,404	900,646	3,454	2,003,420

(1)	On February 13, 2008 and February 15, 2007, the Compensation Committee approved discretionary cash bonuses for 2007 and 2006, respectively, for the named executive officers.

(2)	These amounts reflect the dollar amount of compensation expense recognized in accordance with SFAS No. 123R for financial statement purposes for the years ended December 31, 2007 and 2006, respectively. These amounts include awards pursuant to the 2007 Plan and the 1998 LTIP and thus may include amounts from awards granted in and prior to the respective years presented. Assumptions used in the calculations of these amounts are included in the footnotes to the our audited consolidated financial statements for the fiscal years ended December 31, 2007, 2006 and 2005, which are included in Item 8 of our annual report on Form 10-K filed with the SEC. No estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(3)	These amounts reflect the dollar amount of compensation expense recognized in accordance with SFAS No. 123R for financial statement purposes for the years ended December 31, 2007 and 2006, respectively. These amounts include awards pursuant to the 2007 Plan, the 1998 LTIP and the 1999 Broad Based Plan and thus may include amounts from awards granted in and prior to the respective years presented. Assumptions used in the calculations of these amounts are included in the footnotes to the our audited consolidated financial statements for the fiscal years ended December 31, 2007, 2006 and 2005, which are included in Item 8 of our annual report on Form 10-K filed with the SEC. No estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(4)	Non-Equity Incentive Plan Compensation includes bonuses paid to executives under the 2007 and 2006 cash incentive plans, respectively, as described in the Compensation Discussion and Analysis section in this proxy statement.

(5)	All Other Compensation represents payments to:
•	Mr. Fennessy for matching contributions to his 401(k) and tax gross-up related to annual sales incentive trip of $3,375 and $1,211, respectively, in 2007 and of $3,300 and $1,512, respectively, in 2006.

•	Mr. McGrath for tax gross-up related to annual sales incentive trip of $1,482 and $1,512 in 2007 and 2006, respectively.

•	Mr. Fenton for auto allowances, retirement plan contribution and insurance premiums of $35,485, $28,157 and $1,101, respectively, in 2007, and of $27,472, $26,928 and $961, respectively, in 2006. The cost of the auto allowance for Mr. Fenton is considered a perquisite and exceeds $10,000.

•	Ms. Eckstein for matching contributions to her 401(k) and tax gross-up related to annual sales incentive trip of $2,817 and $172, respectively, in 2007 and of $2,216 and $404, respectively, in 2006. Also included in the 2007 amount is $27,150 for the cash payment made to Ms. Eckstein pursuant to a formal Tender Offer (the “Tender Offer”) which allowed teammates to avoid adverse tax consequences under IRC Section 409A by amending certain options that had been retroactively priced. Pursuant to the Tender Offer, the exercise price per share in effect for each tendered option was amended to the fair market value per share of our common stock on the measurement date determined for that option for financial accounting purposes. The payment was made in early 2008 and represents the spread lost in the amendment. The amount of the cash payment was calculated by multiplying (i) the amount by which the new exercise price of the option was higher than the exercise price per share previously in effect for that option, times (ii) the number of shares of our common stock that Ms. Eckstein could buy under that option. Ms. Eckstein was not required to file reports pursuant to Section 16(a) of the Exchange Act at the time these options were granted to her.

•	Mr. Laybourne for severance, payout of accrued vacation and matching contributions to his 401(k) of $2,841,608, $50,508 and $3,375, respectively, in 2007 and matching contributions to his 401(k) and tax gross-up related to annual sales incentive trip of $3,300 and $154, respectively, in 2006. In connection with Mr. Laybourne’s retirement effective December 31, 2007, we agreed to provide him with payments and benefits consistent with those required for termination without cause under his existing employment agreement, including a lump sum severance payment equal to two times his base salary plus two times his 2006 bonus. The total severance amount of $2,841,608 also includes non-cash stock-based compensation expense of $186,366 for a 90-day extension of the post termination exercise period for stock options. All cash payments related to his severance are expected to be paid in 2008.

(6)	Mr. Fenton is native of the United Kingdom. He is paid in British Pounds Sterling. The 2007 amounts above were determined by multiplying the average annual exchange rate by the compensation earned during the year. The 2006 amounts above were determined by multiplying the average quarterly exchange rates applicable at March 31, June 30, September 30, and December 31, of 2006 by the compensation earned during the quarter.

Except for the car allowance provided to Mr. Fenton, the cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any named executive officer, $10,000.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards made during the year ended December 31, 2007 to the named executive officers.

									All Other
									Option	Exercise	Grant Date
									Awards:	or Base	Fair Value
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Price of	of Stock
			Non Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Securities	Option	and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	Options (#)	(S/Sh)	($)(4)
Richard A. Fennessy	2/14/2007	1/24/2007	—	1,400,000	1,778,000	—	50,000	65,000	—	—	953,000
Glynis A. Bryan	12/17/2007	11/12/2007	—	425,000	539,750	—	—	—	200,000	17.77	3,554,000
Mark T. McGrath	2/14/2007	1/24/2007	—	500,000	635,000	—	37,500	48,750	—	—	714,750
Stuart A. Fenton (3)	2/14/2007	1/24/2007	—	241,000	306,070	—	27,500	35,750	—	—	524,150
Catherine W. Eckstein	2/14/2007	1/24/2007	—	205,000	260,350	—	18,750	24,375	—	—	357,375
Stanley Laybourne	2/14/2007	1/24/2007	—	800,000	1,016,000	—	37,500	48,750	—	—	714,750

(1)	Represents awards under the 2007 Cash Incentive Plan discussed under the heading “2007 Cash Incentive Plan” of the Compensation Discussion and Analysis in this proxy statement. The maximum estimated future payouts under non equity incentive plan awards was computed as 145% of the target cash incentive compensation component that was based on non-GAAP earnings from operations goals (60%) and 100% of the target cash incentive compensation component that was based on individual performance goals (40%), although the Compensation Committee could award greater than 100% of target for individual performance goals under the plan, with no defined maximum. Actual amounts are reflected in the Summary Compensation Table, and there are no future payouts related to these awards.

(2)	Pursuant to the 2007 performance-based equity-based incentive compensation program, grants of performance-based RSUs to Mr. Fennessy, Mr. McGrath, Mr. Fenton, Ms. Eckstein and Mr. Laybourne were made in February 2007, and the number of actual RSUs ultimately awarded was 112% of target, determined by actual achievement of consolidated non-GAAP diluted EPS of the Company for the fiscal year ending December 31, 2007 against target consolidated non-GAAP diluted EPS. On the vest date, the RSUs converted to service-based RSUs and one-third of the RSUs vested, with the remainder vesting ratably over the following two years. All grants of RSUs were made under the 1998 LTIP. Actual amounts are reflected in the Summary Compensation Table, and there are no future payouts related to these awards.

(3)	Mr. Fenton’s cash incentive threshold, target and maximum amounts for the 2007 cash incentive plan were translated into U.S. dollars using the average British Pound Sterling exchange rate in effect on the grant date of January 24, 2007 ($1.98).

(4)	The grant date fair value of the stock awards granted to Mr. Fennessy, Mr. McGrath, Mr. Fenton, Ms Eckstein and Mr. Laybourne is calculated based on the closing price of the Company’s stock on January 24, 2007 of $19.06 multiplied by the target number of equity awards. Ms. Bryan received the option award in connection with the commencement of her employment. Assumptions used in the calculation of this amount are included in the footnotes to the our audited consolidated financial statements for the fiscal year ended December 31, 2007 which are included in Item 8 of our Annual Report on Form 10-K filed with the SEC.

Employment Agreements, Severance and Change in Control Plans
Our employment agreements with executives and our incentive compensation plans reflect our compensation philosophy. The employment agreements for Mr. Fennessy, Ms. Bryan, Mr. McGrath, Mr. Fenton and Ms. Eckstein provide for continually renewing terms (two years for Mr. Fennessy, Ms. Bryan and Mr. McGrath, one year for Ms. Eckstein and until terminated for Mr. Fenton) and establish base salaries and a mechanism for setting annual incentive bonuses. Under our 1998 LTIP, all outstanding options and other awards become fully exercisable and all restrictions on outstanding awards shall lapse upon a change in control. Under the 2007 Plan, upon a change in control:
•	any options and SARs become fully exercisable and vested to the full extent of the original grant;

•	any restrictions lapse;

•	all performance shares, performance units and deferred amounts will be earned and payable in full at target levels; and

•	other conditions applicable to any other awards lapse, and such other awards become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
All other change in control benefits are “double trigger” (accelerated vesting is triggered by two events: a change in control plus a triggering termination under the change of control agreement), rather than “single trigger” (automatic accelerated vesting upon a change in control).
The other material terms of the employment agreements are as follows:
Richard A. Fennessy
(i)	effective date as of November 15, 2004;

(ii)	a 500,000 share grant of non-qualified stock options granted on Mr. Fennessy’s start date at a price equal to the closing price of the Company’s common stock on the start date. The stock options vest ratably over three years and expire five years from the date of grant;

(iii)	a 250,000 share grant of non-qualified stock options granted on January 3, 2005 at a price equal to the closing price of the Company’s common stock on January 3, 2005. The stock options vest ratably over three years and expire five years from the date of grant, but the shares will become fully vested upon termination of employment for any reason, including cause;

(iv)	a 75,000 share grant of restricted stock granted on January 3, 2005. Restrictions lift ratably over three years following the date of grant but the shares will become fully vested upon termination of employment for any reason, including cause;

(v)	reasonable relocation and travel fees were reimbursed, and grossed-up for income taxes, during the period of relocation, starting at the start date and continuing for up to nine months following start date; legal fees incurred by Mr. Fennessy of up to $25,000 for preparation and negotiation of the employment contract were reimbursed;

(vi)	a severance payment upon termination “without cause” or termination by executive for “good reason” as those terms are defined in the agreement, payable on the date of termination, equal to two times Mr. Fennessy’s annual base salary, less any amounts paid during the notice period, and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years that would produce the higher award. Additionally, Mr. Fennessy will become fully vested in the initial 500,000 share option grant granted on his start date;

(vii)	a severance payment following a “change in control” of the Company if Mr. Fennessy terminates his employment “with cause” or the Company terminates his employment “without cause”, as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, payable within ten days of his last day of work, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. Mr. Fennessy will become vested in any and all stock bonus and stock option plans and agreements of the Company in which Mr. Fennessy has an interest, vested or contingent. Additionally, Mr. Fennessy will be eligible for benefits (life, disability, accident, group health and dental) through the earlier of 42 months following termination or eligibility for new benefits. All payments made following a “change in control” are to be grossed-up for Mr. Fennessy’s excise taxes if the payment exceeds prescribed limits;

(viii)	in the event of Mr. Fennessy’s death, his estate will be entitled to his annual base salary due through the date of his death and a prorated portion of any incentive compensation to which he would have been entitled for the year had he not died. In addition, his estate will receive a lump sum of the total amount of two times his annual base salary, less an amount equal to ninety days base salary;

(ix)	in the event of Mr. Fennessy’s disability, he will be entitled to receive a lump sum of the total amount of two times his annual base salary, less an amount equal to ninety days base salary; and

(x)	the agreement also provides for non-disclosure by Mr. Fennessy of our confidential information and includes covenants by Mr. Fennessy not to compete with the Company for a period of two years following termination of employment and not to solicit the employees, suppliers and customers for one year following termination of employment.
The table below outlines the potential payments to Mr. Fennessy upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2007:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason as defined in the employment agreement	$4,320,106	$—	$—	$4,320,106
Involuntary Termination — Change in Control	4,495,106	1,178,203	53,353	5,726,662
Disability	1,225,000	—	—	1,225,000
Death	1,225,000	1,178,203	—	2,403,203

(1) Represents the unamortized expense related to outstanding options and the unamortized expense related to outstanding RSUs and restricted stock awards at December 31, 2007. Assuming a hypothetical date of termination of December 31, 2007, the intrinsic value of the option awards and stock awards available to Mr. Fennessy is $0 and $3,206,592, respectively, which represents the value based the closing price of the Company’s common stock on December 31, 2007 of $18.24 per share.
Glynis A. Bryan
(i)	effective as of December 16, 2007;

(ii)	a grant of options to purchase 200,000 shares of common stock on the date Ms. Bryan commenced employment with the exercise price set as the closing price for the common stock of Insight on the date of grant. The options vest ratably over three years and expire five years from the date of grant;

(iii)	an award of 15,000 service-based restricted stock units (“RSUs”) on January 10, 2008. The RSUs vest, subject to continued employment, evenly over a three-year period measured from the grant date;

(iv)	following a “change in control” or if Ms. Bryan’s employment is terminated “without cause” or if she resigns with “good reason,” as those terms are defined in the Employment Agreement, she will be entitled to a lump sum payment equal to two times her annual base salary (less any pay during any notice period), a prorated portion of any incentive compensation earned for the quarter in which the termination (or resignation) takes place, an amount equal to four times the highest quarterly bonus of the quarterly bonuses for the four most recently completed quarters, and a prorated bonus for the year in which the termination (or resignation) takes place for any incentive compensation plan with annual objectives. Following a “change in control,” the Employment Agreement provides that if Ms. Bryan’s employment is terminated “without cause” or if Ms. Bryan terminates her employment for “good reason,” as those terms are defined in the agreement, prior to the expiration of 24 months following the change in control, Ms. Bryan will be entitled to receive a lump sum payment equal to two times her highest annual base salary in effect during the term of the agreement and two times the higher annual bonus from the two immediately preceding fiscal years. Additionally, Ms. Bryan will become vested in any and all equity-based plans and agreements in which she had an interest and will be eligible for (or compensated in lieu of) benefits (life, disability, accident, group health and dental) through the earlier of 42 months following termination or eligibility for new benefits. All payments made following a change in control are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits;

(v)	in the event of Ms. Bryan’s death, her estate will be entitled to her base salary for a period of ninety days following the date of her death and a prorated portion of any incentive compensation earned for the quarter in which her death occurred, the amount of incentive compensation for the last completed quarter prior to the date of her death, plus a prorated bonus for the year in which her death occurs for any incentive compensation plan with annual objectives;

(vi)	in the event of Ms. Bryan’s “Disability” as such term is defined in the Agreement, Ms. Bryan shall receive base salary for a period of ninety days following the date the agreement is terminated due to Disability and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to Disability, the amount of incentive compensation for the last completed quarter prior to the date of termination, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and

(vii)	the agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by Ms. Bryan not to compete with Insight or solicit its employees, suppliers or customers for a period of one year following termination of employment.

The table below outlines the potential payments to Ms. Bryan upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2007:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason as defined in the employment agreement	$819,260	$—	$—	$819,260
Involuntary Termination — Change in Control	819,260	1,092,662	17,811	1,929,733
Disability	104,815	—	—	104,815
Death	104,815	—	—	104,815

(1)	Represents the unamortized expense related to outstanding options at December 31, 2007. Assuming a hypothetical date of termination of December 31, 2007, the intrinsic value of the option awards available to Ms. Bryan is $94,000, which represents the value based the closing price of the Company’s common stock on December 31, 2007 of $18.24 per share.
Mark T. McGrath
(i)	effective as of May 23, 2005;

(ii)	a grant of options to purchase 200,000 shares of common stock on the date Mr. McGrath commenced employment with the exercise price set as the closing price for the common stock of Insight on the date of grant. The options vest ratably over three years and expire five years from the date of grant;

(iii)	a 15,000 share grant of restricted stock shares of the Company granted at the start date. Restrictions lift ratably over three years following the date of grant;

(iv)	if Mr. McGrath’s employment is terminated “without cause”, or if he resigns with “good reason”, as those terms are defined in the agreement, he will be entitled to a lump sum payment equal to two times his annual base salary (less any pay during the ninety day notice period), a prorated portion of any incentive compensation earned (and not previously paid) for the year in which termination (or resignation) takes place and one times the higher annual bonus from the two immediately preceding fiscal years;

(v)	following a “change in control,” the agreement provides that if Mr. McGrath’s employment is terminated “without cause” or if Mr. McGrath terminates his employment for “good reason”, as these terms are defined in the agreement, prior to the expiration of 24 months following the change in control, Mr. McGrath will be entitled to receive a lump sum payment equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus from the two immediately preceding fiscal years. Additionally, Mr. McGrath will become vested in any and all stock bonus and stock option plans and will be eligible for benefits (life, disability, accident, group health and dental) through the earlier of 42 months following termination or eligibility for new benefits. All payments made following a “change in control” are to be grossed-up for Mr. McGrath’s excise taxes if the payment exceeds prescribed limits;

(vi)	in the event of Mr. McGrath’s death, his estate will be entitled to his annual base salary due through the date of his death and a prorated portion of any incentive compensation to which he would have been entitled for the year had he not died. In addition, his estate will receive a lump sum of the total amount of two times his annual base salary, less an amount equal to ninety days base salary;

(vii)	in the event of Mr. McGrath’s disability, he will be entitled to receive a lump sum of the total amount of two times his annual base salary, less an amount equal to ninety days base salary; and

(viii)	the agreement also provides for non-disclosure by Mr. McGrath of our confidential information and includes covenants by Mr. McGrath not to compete with the Company for a period of as long as two years following termination of employment and not to solicit the employees, suppliers and customers for one year following termination of employment.
The table below outlines the potential payments to Mr. McGrath upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2007:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason as defined in the employment agreement	$1,234,668	$—	$—	$1,234,668
Involuntary Termination — Change in Control	1,906,836	980,468	53,353	2,940,657
Disability	656,250	—	—	656,250
Death	656,250	980,468	—	1,636,718

(1)	Represents the unamortized expense related to outstanding options and the unamortized expense related to outstanding RSUs and restricted stock awards at December 31, 2007. Assuming a hypothetical date of termination of December 31, 2007, the intrinsic value of the option awards and stock awards available to Mr. McGrath is $0 and $1,652,544, respectively, which represents the value based upon the closing price of the Company’s common stock on December 31, 2007 of $18.24 per share.
Stuart A. Fenton
(i)	effective date as of September 12, 2002, amended effective as of July 1, 2004;

(ii)	a grant of options to purchase 50,000 shares of common stock shortly after the date Mr. Fenton commenced employment with the exercise price set as the closing price for the common stock of Insight on the date of grant. Half of the options vest three years from the date of grant and the other half vests five years from the date of grant;

(iii)	upon termination of employment for reasons other than those specifically defined in the agreement, a lump-sum payment in an amount equal to 165,000 British Pounds Sterling, less the amount paid in salary during the required statutory notice period; and

(iv)	the agreement also provides for non-disclosure by Mr. Fenton of our confidential information and includes covenants by Mr. Fenton not to compete with the Company for a period of twelve months following termination of employment and not to solicit the employees, suppliers and customers for a period of up to eighteen months following termination of employment.

The table below outlines the potential payments to Mr. Fenton upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2007:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Total
Termination	$423,809	$—	$423,809
Involuntary Termination — Change in Control	423,809	645,913	1,069,722
Death	—	645,913	645,913

(1)	Represents the unamortized expense related to outstanding options and the unamortized expense related to RSUs at December 31, 2007. Assuming a hypothetical date of termination of December 31, 2007, the intrinsic value of the option awards and stock awards available to Mr. Fenton is $205,500 and $1,010,496, respectively, which represents the value based upon the closing price of the Company’s common stock on December 31, 2007 of $18.24 per share.
Catherine W. Eckstein
(i)	effective as of January 12, 2007;

(ii)	if Ms. Eckstein’s employment is terminated “without cause,” or if she resigns with “good reason,” she will be entitled to a lump sum payment equal to her annual base salary for the remainder of the initial contract term or current renewal term of the contract and incentive compensation equal to (1) with respect to any incentive compensation plan with quarterly objectives, the sum of (i) a prorated bonus for the quarter in which the termination takes place and (ii) four times her bonus for the last completed quarter, plus (2) with respect to any incentive compensation plan with annual objectives, a prorated bonus for the year in which the termination takes place;

(iii)	following a “change in control,” the agreement provides that if Ms. Eckstein’s employment is terminated “without cause” or if Ms. Eckstein terminates her employment for “good reason,” as these terms are defined in the agreement, prior to the expiration of 12 months following the change in control, Ms. Eckstein will be entitled to receive a lump sum payment equal to her annual base salary for the remainder of the initial contract term or current renewal term of the contract and incentive compensation equal to (1) with respect to any incentive compensation plan with quarterly objectives, the sum of (i) a prorated bonus for the quarter in which the termination takes place and (ii) four times her bonus for the last completed quarter, plus (2) with respect to any incentive compensation plan with annual objectives, a prorated bonus for the year in which the termination takes place;

(iv)	in the event of Ms. Eckstein’s death, her estate will be entitled to her annual base salary for ninety days following the date of death in addition to incentive compensation equal to (1) with respect to any incentive compensation plan with quarterly objectives, the sum of (i) a prorated bonus for the quarter in which her death takes place and (ii) the amount of incentive compensation for the last completed quarter prior to her death, plus (2) with respect to any incentive compensation plan with annual objectives, a prorated bonus for the year in which her death takes place;

(v)	in the event of Ms. Eckstein’s disability, she will be entitled to her annual base salary for ninety days following the date of the disability in addition to incentive compensation equal to (1) with respect to any incentive compensation plan with quarterly objectives, the sum of (i) a prorated bonus for the quarter in which the disability takes place and (ii) the amount of incentive compensation for the last completed quarter prior to her disability, plus (2) with respect to any incentive compensation plan with annual objectives, a prorated bonus for the year in which her disability takes place; and

(vi)	the agreement also provides for non-disclosure by Ms. Eckstein of our confidential information and includes covenants by Ms. Eckstein not to compete with Insight or solicit its employees, suppliers or customers for a period of one year following termination of employment.
The table below outlines the potential payments to Ms. Eckstein upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2007:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason as defined in the employment agreement	$637,172	$—	$—	$637,172
Involuntary Termination — Change in Control	637,172	458,340	53,353	1,148,865
Disability	159,293	—	—	159,293
Death	159,293	458,340	—	617,633

(1)	Represents the unamortized expense related to outstanding options and the unamortized expense related to outstanding RSUs and restricted stock awards at December 31, 2007. Assuming a hypothetical date of termination of December 31, 2007, the intrinsic value of the option awards and stock awards available to Ms. Eckstein is $28,800 and $780,672, respectively, which represents the value based upon the closing price of the Company’s common stock on December 31, 2007 of $18.24 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information regarding outstanding equity awards at December 31, 2007 for the named executive officers.

							Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market or
	Option Awards							Market	Plan	Payout
				Equity				Value of	Awards:	Value of
				Incentive Plan				Shares,	Number of	Unearned
	Number	Number of		Awards:				Units or	Unearned	Shares,
	of	Securities		Number of			Number of	Other	Share, Units	Units or
	Securities	Underlying		Securities			Shares or	Rights of	or Other	Other
	Underlying	Unexercised		Underlying			Units of Stock	Stock That	Rights That	Rights That
	Unexercised	Options (#)		Unexercised	Option	Option	That Have Not	Have Not	Have Not	Have Not
	Options (#)	Unexercisable		Unearned	Exercise Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(1)		Options (#)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)
Richard A. Fennessy	500,000	—		—	19.90	11/15/2009	—	—	—	—
	166,667	83,333		—	20.36	1/3/2010	—	—	—	—
	66,667	33,333		—	18.53	5/6/2010	—	—	—	—
	—	—		—	—	—	25,000	456,000	—	—
	—	—		—	—	—	10,666	194,548	—	—
	—	—		—	—	—	—	—	19,200	350,208
	—	—		—	—	—	—	—	56,000	1,021,440
Glynis A. Bryan	—	200,000		—	17.77	12/17/2012	—	—	—	—
Mark T. McGrath	133,334	66,666		—	19.72	5/23/2010	—	—	—	—
	—	—		—	—	—	5,000	91,200	—	—
	—	—		—	—	—	8,000	145,920	—	—
	—	—		—	—	—	—	—	14,400	262,656
	—	—		—	—	—	—	—	42,000	766,080
Stuart A. Fenton	25,000	—		—	10.02	10/14/2012	—	—	—	—
	—	20,000		—	18.53	5/6/2010	—	—	—	—
	46,500	—		—	21.25	2/4/2009	—	—	—	—
	—	—		—	—	—	6,000	109,440	—	—
	—	—		—	—	—	—	—	10,400	189,696
	—	—		—	—	—	—	—	30,800	561,792
Catherine W. Eckstein	22,500	7,500	*	—	17.28	7/1/2009	—	—	—	—
	15,834	7,916		—	18.65	5/6/2010	—	—	—	—
	—	—		—	—	—	1,666	30,388	—	—
	—	—		—	—	—	4,000	72,960	—	—
	—	—		—	—	—	—	—	7,200	131,328
	—	—		—	—	—	—	—	21,000	383,040
Stanley Laybourne (5)	37,500	—		—	16.92	3/30/2008	—	—	—	—
	62,500	—		—	18.42	3/30/2008	—	—	—	—
	150,000	—		—	16.19	3/30/2008	—	—	—	—
	25,000	—		—	15.22	3/30/2008	—	—	—	—
	23,250	—		—	21.25	3/30/2008	—	—	—	—

(1)	Unvested options vest ratably over three years, except the option noted with an (*) vests ratably over four years.

(2)	Under various service-based equity-based incentive compensation programs, Mr. Fennessy, Mr. McGrath, Mr. Fenton, Ms. Eckstein and Mr. Laybourne have received varying levels of grants of service-based RSUs and restricted stock awards that will vest ratably over three years. All grants of RSUs and restricted stock awards were made under the 1998 Plan.

(3)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2007 ($18.24, the closing price reported by The Nasdaq Global Select Market).

(4)	Pursuant to the 2007 and 2006 performance-based equity incentive compensation programs, grants of RSUs to Mr. Fennessy, Mr. McGrath, Mr. Fenton, Ms. Eckstein and Mr. Laybourne were made in February 2007 and January 2006, respectively, and the number of actual RSUs ultimately awarded was determined by actual achievement of consolidated non-GAAP diluted EPS of the Company for the fiscal years ending December 31, 2007 and 2006 against target consolidated non-GAAP diluted EPS. On the vest date, the RSUs converted to service-based RSUs and one-third of the RSUs vested, with the remainder vesting ratably over the following two years. All grants of RSUs were made under the 1998 Plan.

(5)	In conjunction with Mr. Laybourne’s retirement, all of his options were modified to permit him to exercise all vested, unexercised options within 90 days following his retirement date of December 31, 2007.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth information with respect to shares of Insight Enterprises, Inc. common stock acquired through exercises of stock options and vesting of restricted shares and units and the number of shares acquired and value realized on exercise or vesting by the named executive officers during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)
Richard A. Fennessy	—	—	39,934	774,914
Mark T. McGrath	—	—	16,200	326,050
Stuart A. Fenton	64,999	466,147	8,200	166,050
Catherine W. Eckstein	—	—	7,267	146,173
Stanley Laybourne	285,584	790,928	11,200	226,800

DIRECTOR COMPENSATION
Employee directors do not receive any separate compensation for their Board activities. In 2007, each non-employee director received $15,000 per quarter for serving on the Board and an additional $2,500 per quarter for each Board committee on which he or she served. An additional $1,250 per quarter was paid to the director serving as Chairman of the Audit Committee. For 2008, each non-employee director will receive $20,000 per quarter for serving on the Board. An additional $1,250 per quarter is paid to the director serving as chairman of a committee. In 2007, non-employee directors received 2,000 RSUs upon joining the Board and all directors received a grant of 2,500 RSUs that will vest ratably over three years, subject to continued Board service. In 2008, non-employee directors will receive 2,000 RSUs upon joining the Board and all directors will receive an annual grant of 3,500 RSUs that will vest ratably over three years, subject to continued Board service. For 2007, Mr. Timothy A. Crown, Chairman of the Board, was paid a $110,000 retainer in lieu of standard compensation for directors because of his consultative relationship with our Chief Executive Officer, Richard A. Fennessy, and his time commitments to the Company as Chairman of the Board. For 2008, the Compensation Committee has recommended to the Board for approval and the Board has approved a $110,000 retainer for Mr. Timothy A. Crown for service as Chairman of the Board. We reimburse non-employee directors for their reasonable expenses incurred in connection with service as directors, and non-employee directors may elect to participate in the medical and dental benefit programs offered to all teammates at the rates paid by teammates of the Company. The table below sets forth information concerning compensation of the Company’s directors in 2007.

	Fees Earned or
	Paid in
	Cash	Stock Awards	Option Awards
Name	($)	($)(1)(3)	($)(2)(3)		Total ($)
Timothy A. Crown	110,000	9,249	131,675	(4)	250,924
Eric J. Crown	60,000	7,297	4,663		71,960
Bennett Dorrance	82,500	9,249	5,285		97,034
Michael M. Fisher	95,000	9,249	4,663		108,912
Larry A. Gunning	75,000	9,249	4,663		88,912
Robertson C. Jones	85,000	9,249	4,663		98,912
Kathleen S. Pushor	82,500	9,249	8,823		100,572
David J. Robino	60,000	6,470	—		66,470

(1)	These amounts reflect the dollar amount recognized in accordance with SFAS No. 123R for financial statement purposes for the year ended December 31, 2007. These amounts include awards pursuant to the 2007 Plan and the 1998 Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculations of these amounts are included in the footnotes to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, included in the Company’s annual report on Form 10-K filed with the SEC. An estimate of forfeitures is not included in these amounts nor were any actual forfeitures included in these amounts. On October 10, 2007, Mr. Robino was granted 2,000 restricted stock units related to the commencement of his Board service. The grant date fair value of these awards was $51,900 (calculated by multiplying the number of shares by $25.95 per share, the closing price reported by The Nasdaq Global Select Market). On November 12, 2007, each continuing non-employee director (Mr. Eric J. Crown retired from Board service on November 12, 2007) was granted 2,500 restricted stock units in connection with their annual award. The grant date fair value of each of these awards was $43,675 (calculated by multiplying the number of shares by $17.47 per share, the closing price reported by The Nasdaq Global Select Market).

(2)	These amounts reflect the dollar amount recognized in accordance with SFAS No. 123R for financial statement purposes for the year ended December 31, 2007. These amounts include awards pursuant to the 1998 Plan and the 1999 Broad Based Plan and thus include amounts from awards granted prior to 2007. Assumptions used in the calculations of these amounts are included in footnotes to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, included in the Company’s annual report on Form 10-K filed with the SEC. An estimate of forfeitures is not included in these amounts nor were any actual forfeitures included in these amounts. There were no option awards made to non-employee directors during 2007.

(3)	As of December 31, 2007, the aggregate number of stock awards and option awards outstanding for each director was as follows:

Name	Stock Awards	Option Awards
Timothy A. Crown	3,500	186,000
Bennett Dorrance	3,500	10,000
Michael M. Fisher	3,500	12,593
Larry A. Gunning	3,500	12,593
Robertson C. Jones	3,500	12,593
Kathleen S. Pushor	3,500	5,000
David J. Robino	4,500	—

(4)	This compensation expense is related to a stock option award grant that Mr. Crown received on March 17, 2004 for 186,000 options while he was still our Chief Executive Officer. The award vests over four years.
The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any director, $10,000.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
Our written policy provides that any transaction with respect to a director or executive officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act must be reviewed and approved, in advance, by the Audit Committee. Any such related party transactions will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company. All of the transactions relating to our directors and executive officers who are subject to the reporting requirements of Section 16(a) of the Exchange Act described below have been reviewed and approved by our Audit Committee.
We sponsor the Insight Bowl, a post-season intercollegiate football game that is played annually in Arizona. We have a multi-year sponsorship agreement with the Valley of the Sun Bowl Foundation d/b/a Insight Bowl, the not-for-profit entity that conducts the Insight Bowl game and related activities. During 2007, we paid the Valley of the Sun Bowl Foundation and related entities approximately $1,714,000 for sponsorship arrangements, ticket purchases and miscellaneous expenses. Stanley Laybourne, our former Chief Financial Officer and member of the Board through the date of his retirement on December 31, 2007, serves as the Chief Financial Officer of these organizations and receives nominal compensation from the organizations for that service. We believe we obtain important local and national public relations and advertising benefits from our sponsorship and participation in these events, and we use the Insight Bowl game and related events to entertain customers, suppliers and employees. We also believe the terms of the sponsorship agreement are as advantageous to us as we would obtain in an arm’s length transaction. The final sponsorship agreement was approved by our Board with Mr. Laybourne abstaining from the vote.

CODE OF ETHICS
We have adopted a Code of Ethics that applies to directors and all employees, including our Chief Executive Officer and our senior financial executives. The Code of Ethics may be viewed online on our website at www.insight.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments to, or waivers from, a provision of our Code of Ethics by posting such information on our website at the location specified above, unless otherwise required by NASDAQ Marketplace Rules to disclose any such waiver on Form 8-K.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known failure to file by these dates. Based upon a review of such reports furnished to us, or written representations that no reports were required, we believe that these filing requirements were satisfied in a timely manner during the year ended December 31, 2007, except for a late Form 3, filed on February 4, 2008, with respect to Stephen A. Speidel becoming subject to the reporting requirements of Section 16(a) of the Exchange Act on November 13, 2007.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 29, 2008 (except as otherwise indicated) by (i) each person or entity known to us own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group.

	Shares of Common Stock
	Beneficially Owned(1)
Name	Number of Shares		Percent
FMR Corp.	5,105,826	(2)	10.44%
Prudential Financial, Inc.	4,696,387	(3)	9.60%
Dimensional Fund Advisors Inc.	3,675,613	(4)	7.52%
Barclays Global Investors, N.A. and affiliated entities	2,494,549	(5)	5.10%
Richard A. Fennessy	920,166	(6)	1.85%
Timothy A. Crown	486,000	(7)	*
Stanley Laybourne	309,450	(8)	*
Mark T. McGrath	176,343	(9)	*
Catherine W. Eckstein	57,202	(10)	*
Stuart A. Fenton	46,500	(11)	*
Robertson C. Jones	14,927	(12)	*
Bennett Dorrance	14,834	(13)	*
Michael M. Fisher	14,652	(14)	*
Larry A. Gunning	12,927	(15)	*
Kathleen S. Pushor	5,002	(16)	*
Glynis A. Bryan	—		*
David J. Robino	—		*
All directors and executive officers as a group (18 persons)	2,279,568	(17)	4.50%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Share data based on information in an amendment to a Schedule 13G filed on February 14, 2008 with the SEC by FMR Corp. As of December 31, 2007, the Schedule 13G indicates that FMR Corp. had sole voting power with respect to 1,049,968 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 5,105,826 shares and shared dispositive power with respect to 0 shares. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(3)	Share data based on information in an amendment to a Schedule 13G filed on February 6, 2008 with the SEC by Prudential Financial, Inc. As of December 31, 2007, the Schedule 13G indicates that Prudential Financial, Inc. had sole voting power with respect to 613,157 shares, shared voting power with respect to 4,046,430 shares, sole dispositive power with respect to 613,157 shares and shared dispositive power with respect to 4,083,230 shares. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, NJ 07102-3777.

(4)	Share data based on information in an amendment to a Schedule 13G filed on February 6, 2008 with the SEC by Dimensional Fund Advisors Inc. As of December 31, 2007, the Schedule 13G indicates that Dimensional Fund Advisors Inc. had sole voting power with respect to 3,675,613 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,675,613 shares and shared dispositive power with respect to 0 shares. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(5)	Share data based on information in a Schedule 13G filed on February 5, 2008 with the SEC by Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Fund Advisors”), Barclays Global Investors, LTD (“Barclays Investors Ltd.”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”), Barclays Global Investors Japan Limited (“Barclays Japan Limited”), Barclays Global Investors Canada Limited (“Barclays Canada Limited”), Barclays Global Investors Australia Limited (“Barclays Australia Limited”) and Barclays Global Investors (Deutschland) AG (“Barclays Global Investors AG”). As of December 31, 2007, the Schedule 13G indicates that Barclays Investors has sole voting power as to 796,248 shares and sole dispositive power as 956,957 shares, Barclays Fund Advisors has sole voting power as to 1,084,502 shares and sole dispositive power as to 1,488,107 shares, Barclays Investors Ltd. has sole dispositive power as to 49,485 shares, Barclays Japan Trust, Barclays Japan Limited, Barclays Canada Limited, Barclays Australia Limited and Barclays Global Investors AG all have sole voting power and sole dispositive power with respect to 0 shares. The address for Barclays Investors and Barclays Fund Advisors is 45 Fremont Street, San Francisco, CA 94105, the address for Barclays Investors Ltd. is Murray House, 1 Royal Mint Court, London, United Kingdom EC3N 4HH, the address for Barclays Japan Trust and Barclays Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuy-Ku, Tokyo 150-0012 Japan. The address for Barclays Canada Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address for Barclays Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia, NSW 1220. The address for Barclays Global Investors AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(6)	Includes 816,667 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(7)	Includes 186,000 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(8)	Includes 298,250 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(9)	Includes 133,334 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(10)	Includes 38,334 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(11)	Includes 46,500 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(12)	Includes 12,593 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(13)	Includes 10,000 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(14)	Includes 12,593 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(15)	Includes 12,593 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(16)	Includes 3,334 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.

(17)	Includes 1,757,394 shares subject to options exercisable or restricted stock that will vest within 60 days of February 29, 2008.
AUDIT COMMITTEE REPORT
As described more fully in its charter, which was amended in May 2007, the purpose of the Audit Committee is to assist the Board in its general oversight of Insight’s financial reporting, internal control and audit functions. Insight’s management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Insight’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Among other matters, the Audit Committee monitors the activities and performance of Insight’s internal auditors and KPMG, including the audit scope, auditor independence matters and the extent to which KPMG may be retained to perform non-audit services. The Audit Committee has the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the independent registered public accounting firm. The Audit Committee also reviews the results of the internal auditors and KPMG’s work with regard to the adequacy and appropriateness of Insight’s financial, accounting and internal controls, including obtaining progress reports throughout the year on Insight’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee engaged in regular discussions with the vice president of internal audit and KPMG without the presence of members of management during 2007. Management and KPMG presentations to, and discussions with, the Audit Committee also covered various topics and events that have significant financial impact on Insight or were the subject of discussions between management and KPMG. In this context, the Audit Committee met 23 times during 2007, during which it held executive sessions with senior members of Insight’s financial management team, the vice president of internal audit and KPMG.
The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by KPMG. For each non-audit service, as defined in the policy, performed by KPMG, an engagement letter confirming the scope and terms of the work to be performed is submitted to the Audit Committee for pre-approval. Any modification to an executed engagement letter must also be pre-approved by the Audit Committee. As permitted by Section 10A(i)(3) of the Exchange Act, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for all engagements under $100,000. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next regular quarterly meeting. All non-audit services provided by KPMG were pre-approved by the Audit Committee during 2007.

Management has reviewed Insight’s audited consolidated financial statements with the Audit Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting principles and the accuracy and clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of Insight have been prepared in conformity with United States generally accepted accounting principles.
The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” KPMG also provided to the Audit Committee a letter with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with KPMG their independence.
Based on the Audit Committee’s discussions with management and KPMG and its review of the representations of management and the reports of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Insight’s annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC.
AUDIT COMMITTEE:

Michael M. Fisher, Chairman	Robertson C. Jones	Kathleen S. Pushor
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm during the year ended December 31, 2007 was KPMG. KPMG has audited our consolidated financial statements since 1988.
Fees and Independence
Audit Fees. KPMG billed us an aggregate of $4,372,000 and $5,026,000 for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries for the years ended December 31, 2007 and 2006, respectively.
Audit-Related Fees. There were no audit-related fees paid to KPMG for the years ended December 31, 2007 and 2006.
Tax Fees. Tax fees billed by KPMG for the years ended December 31, 2007 and 2006 of $84,000 and $95,000, respectively, include fees for services relating to tax compliance, unclaimed property, expatriates and tax planning and advice, including assistance with tax audits.
All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2007 and 2006.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2007 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s full-time, permanent employees.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2007 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, statutory audits for foreign subsidiaries, issuances of consents related to SEC filings and certain tax compliance services.
PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained KPMG as our independent registered public accounting firm for the year ending December 31, 2008, and we are asking stockholders to ratify that appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders. Representatives of KPMG will attend the annual meeting, have an opportunity to make a statement and be available to answer questions.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2008
STOCKHOLDER PROPOSALS
If any stockholder would like to make a proposal at our 2009 annual meeting, including the nomination of a director candidate, we must receive it no later than December 2, 2008 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284. If any stockholder intends to present a proposal at the 2009 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than February 6, 2009 and no later than March 7, 2009. Any notice received prior to February 6, 2009 or after March 7, 2009, is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284.

OTHER MATTERS
We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board may recommend.
FORWARD LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding performance targets and amounts that may be earned under our executive compensation arrangements and the achievement of the performance targets relating thereto. Insight undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K, and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2008
The proxy materials for the Company’s annual meeting of stockholders, including the 2007 annual report and this proxy statement, are available over the Internet by accessing the Company’s website at www.insight.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

INSIGHT ENTERPRISES, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 6, 2008 11:00 a.m. M.S.T. Insight Corporate Headquarters 1305 West Auto Drive Tempe, Arizona 85284 Insight Enterprises, Inc. 1305 West Auto Drive, Tempe, Arizona 85284 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 6, 2008. The shares of stock you hold in your account will be voted as you specify. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing this proxy, you revoke all prior proxies and appoint RICHARD A. FENNESSY AND STEVEN R. ANDREWS and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.

Company # There are three ways to vote your proxy: Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE · Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00pm (CT) on May 5, 2008. · Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — http://www.eproxy.com/nsit/ — QUICK *** EASY *** IMMEDIATE · Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00pm (CT) on May 5, 2008. · Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Insight Enterprises, Inc. c/o Shareowner Services _____ SM _____ , P.O. Box 64873, St. Paul, MN 55164-0873. If voting by phone or Internet, you should not mail your proxy card. — Please detach here — The Board of Directors Recommends a Vote FOR items 1 and 2. 1. Election of Three Class II Directors:01 Richard A. Fennessy _____ Vote FOR _____ Vote WITHHELD 02 Larry A. Gunning _____ all nominees _____ from all nominees 03 Robertson C. Jones (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008. FOR AGAINST ABSTAIN THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. Address Change? Mark Box _____ Planning to attend the _____ Date: _____ Indicate changes below: Annual Meeting? Mark Box Signature(s) in Box Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.